Exhibit 99.1

For Immediate Release

PARLUX FRAGRANCES, INC. ANNOUNCES SELECTION OF PARIS HILTON

AS FRAGRANCE FOUNDATION’S CELEBRITY OF THE YEAR

 – RECENTLY RENEWED LICENSE FOR AN ADDITIONAL 5 YEARS

FORT LAUDERDALE, March 2, 2009 Parlux Fragrances, Inc (NASDAQ:PARL) (“Parlux”) announced today that the Board of Directors of The Fragrance Foundation (the “Foundation”) have chosen Paris Hilton as their celebrity of the year.  Ms. Hilton has agreed to accept this award, the first of its kind, on May 27th, 2009 in New York City, at the Foundation’s Annual FiFi® Awards.

Neil Katz, Chairman and Chief Executive Officer of Parlux said, “We are extremely pleased that Paris has been selected for this initial prestigious award.  Parlux has recently renewed its fragrance license with Ms. Hilton for an additional 5-year period and we look forward to the continued success of this brand.”

Mr. Katz added, “As mentioned at our last shareholder conference call, we’re close to finalizing fragrance licenses with two major celebrities. Last week, our Board of Directors unanimously approved the proposed agreements with these celebrities.  Although nothing is 100% certain, we are finishing final details at this time and hope to announce these new licenses very soon.”

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.   It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Natori, Queen Latifah, Marc Ecko, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions and continued compliance with the covenants in its credit facility.  Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc. (954) 316-9008
CONTACT:	Neil J. Katz, Ext. 8116 Raymond J. Balsys, Ext. 8106
Web site:	http://www.parlux.com